Settlement Agreement and Mutual General Release

This SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE (hereinafter referred to as the "Settlement Agreement") is executed as of July 31, 2002 by and between InternetStudios.com, Inc. (the "Company") and Nick Waddell ("Waddell")

WHEREAS, Waddell has asserted a claim for monies owing pursuant to an Employment Agreement; and

WHEREAS, in the interest of avoiding the risks and burdens of dispute resolution, the parties now wish to settle their dispute;

NOW, THEREFORE, it is agreed as follows:

1. Company shall cause to be issued to Waddell 100,000 common shares in the capital stock of the Company at a deemed price of $0.0571 per share, in full and final settlement of all claims by Waddell arising from the Employment Agreement.

2. As consideration for this payment, Waddell shall deliver to Company a signed original of this Settlement Agreement, thereby fully and forever releasing Company, its directors and officers, etc. from any and all liability with respect to any matter arising from the Employment Agreement.

3. Waddell, on behalf of itself and its predecessors, successors, parents, subsidiaries, affiliates, heirs, beneficiaries, representatives, and assigns on the one hand and Company, on behalf of itself, its predecessors, successors, parents, subsidiaries, affiliates, heirs, beneficiaries, representatives, and assigns on the other hand, hereby release, discharge, and promise not to sue each other and/or their employees, officers, agents, lawyers, heirs, beneficiaries, predecessors, successors, assigns, and business entities on all rights, claims, lawsuits, charges, and actions, whether known or unknown, which all parties may have against each other from the beginning of time to the date of this Settlement Agreement.

4. Each party represents and warrants that it is represented by separate legal counsel of its own choice in connection with this Settlement Agreement, has read this Settlement Agreement and understands the terms used herein. Each party has had the opportunity to investigate this matter, determine the advisability of entering into this Settlement Agreement and has entered into this Settlement Agreement freely and voluntarily.

5. This Settlement Agreement constitutes the entire understanding of the parties. It is intended to and does cover the parties' expenses, costs, and attorney fees incurred as of the date of this Settlement Agreement arising out of or connected with the claims hereby released, all of which shall be borne by the party who incurred such expenses, costs, and fees. Should any proceeding of any kind be instituted to enforce this Settlement Agreement, the court shall award to the prevailing party its costs, expenses and fees, including attorney fees. In the event the aforesaid settlement payment is not received in the amount or timely manner as specified in Paragraph 1 hereinabove, the terms of this Settlement Agreement shall be null and void.

6. This Settlement Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. The parties each represent and warrant to one another that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand covered by this Settlement Agreement.

7. There shall be no amendment or modification of any of the terms of this Settlement Agreement unless it is reduced to writing and signed by the parties hereto.

Dated: July 31, 2002

Accepted and Consented To:

Company

/s/ Mark Rutledge
By: ______________________
Name, Title

/s/ Mark Rutledge, EVP

/s/ Nick Waddell
By: ______________________
Nick Waddell